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                                                                 Exhibit (11)(c)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A (File No. 33-21489) of The Sessions Group of our report dated August 22, 1997 on our audits of the financial statements and financial highlights of the 1st Source Monogram Funds (comprising the Diversified Equity Fund, Special Equity Fund, Income Fund and Income Equity Fund, respectively), as of June 30, 1997 and for the period then ended. We also consent to the reference to our Firm under the caption "Auditors" in the Prospectus and Statement of Additional Information relating to the 1st Source Monogram Funds in this Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A (File No. 33-21489) of The Sessions Group.


                                             COOPERS & LYBRAND L.L.P.


Columbus, Ohio
October 31, 1997